Exhibit 12.1

The Bank of Nova Scotia

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS

	Year Ended October 31,
	2012	2011	2010	2009	2008
	IFRS		Canadian GAAP
	(in millions of Canadian dollars, except for ratios)
EXCLUDING INTEREST ON DEPOSITS
Fixed Charges
Interest expense	1,204	1,252	1,502	2,268	2,611
Estimated interest within rental expense	96	83	73	73	65

Fixed Charges	1,300	1,335	1,575	2,341	2,676
Preference Security Dividend Requirements(1)	274	274	282	243	130

Total Combined Fixed Charges and Preferred Dividends	1,574	1,609	1,857	2,584	2,806
Earnings
Income from continuing operations before income taxes	8,046	6,753	6,084	4,794	3,950
Less: Gain (loss) from investees	(442)	(433)	(249)	(102)	(83)

Adjusted for: gain/loss from investees	7,604	6,320	5,835	4,692	3,867
Fixed charges	1,300	1,335	1,575	2,341	2,676

Earnings	8,904	7,655	7,410	7,033	6,543
Ratio of Earnings to Fixed Charges, Excluding Interest on Deposits	6.85	5.73	4.70	3.00	2.45
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends, Excluding Interest on Deposits	5.66	4.76	3.99	2.72	2.33

INCLUDING INTEREST ON DEPOSITS
Fixed Charges
Interest expense	7,151	6,841	8,270	10,607	14,742
Estimated interest within rental expense	96	83	73	73	65

Fixed Charges	7,247	6,924	8,343	10,680	14,807
Preference Security Dividend Requirements(1)	274	274	282	243	130
Total Combined Fixed Charges and Preferred Dividends	7,521	7,198	8,625	10,923	14,937
Earnings
Income from continuing operations before income taxes	8,046	6,753	6,084	4,794	3,950
Less: gain (loss) from investees	(442)	(433)	(249)	(102)	(83)

Adjusted for: gain/loss from investees	7,604	6,320	5,835	4,692	3,867
Fixed charges	7,247	6,924	8,343	10,680	14,807

Earnings	14,851	13,244	14,178	15,372	18,674
Ratio of Earnings to Fixed Charges, Including Interest on Deposits	2.05	1.91	1.70	1.44	1.26
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends, Including Interest on Deposits	1.97	1.84	1.64	1.41	1.25

(1)	Preference security dividend requirements include the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

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